Exhibit 10.2
                           AGREEMENT TO ADVANCE FUNDS

         This Agreement to Advance Funds (the "Agreement") is made on May 4, 2006 by and between Ramon Rosales, an individual, and Emerging Markets Holdings, Inc., a Florida corporation (the "Company").


         WHEREAS, the Company has filed a registration statement on Form SB-2, and amendment thereto (collectively, the "Registration Statement"), with the Securities and Exchange Commission (the "SEC") contemplating an offering of 500,000 shares of the Company's common stock at $0.15 per share (the "Offering");


         WHEREAS, the Company anticipates the fees and expenses relating to the Offering will total approximately $100,000;

         WHEREAS, the Company anticipates first paying such expenses from its treasury;

         WHEREAS, the Company acknowledges that the fees and expenses relating to the Offering yet to be incurred may exceed the Company's available cash balance; and

         WHEREAS, as a director, officer and beneficial owner of shares of the Company, Mr. Rosales desires the Company to continue to pursue the registration of the shares and to conduct the Offering,

NOW, THEREFORE, for and in consideration of the promises and mutual covenants herein contained, and other valuable consideration, the parties hereto hereby agree as follows:

1. Advancement of Funds.

         (a) Advancement of funds up to $100,000. In consideration of the Company's commitment to continue with the registration process and to conduct and complete the Offering should fees and expenses exceed the funds immediately available in its treasury, Mr. Rosales hereby agrees to advance up to a total of $100,000 for use towards fees and expenses relating to the Offering, including, but not limited to, the legal, accounting, filing and printing costs associated with the Registration Statement.


         (b) Further advances. Mr. Rosales further agrees to meet any further requests for advancement of funds in excess of $100,000, but advancement of any additional funds shall be up to a total of $100,000.



         Requesting an Advance of Funds. Mr. Rosales shall advance funds upon request of the Company upon disclosure of the Company's available cash balance, expenses incurred in relation to the Offering to the date of the request, and a reasonable projection of the anticipated fees and expenses to be incurred in relation to the Offering within the 30 day period subsequent to the request.

         Tracking Advanced Funds. In connection with each advance of funds by Mr. Rosales to the Company, the parties shall execute a note in a form mutually agreed upon.

         No Interest on Advanced Funds. The funds advanced by Mr. Rosales shall bear no interest nor entitle Mr. Rosales to any fees or any reimbursement other than the face value of any outstanding notes.


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         Reimbursement of Advanced Funds. The Company shall reimburse Mr.
Rosales for the aggregate amount of any advances, as reflected by any notes outstanding, upon release of the Offering proceeds from escrow upon consummation of a merger or acquisition. The Company shall repay any advances pursuant to this Agreement prior to reimbursing costs incurred in relation to the consummation of the business combination.

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement upon proper legal authority as of May 4, 2006.



/s/ Ramon Rosales                             /s/ Serguei Melnik
----------------------------                  ----------------------------------
Ramon Rosales, an individual                  Serguei Melnik, Chief Financial
                                              Officer and Secretary
                                              Emerging Markets Holdings, Inc.